Exhibit 4.17

CONFORMED COPY

DEBENTURE

DATED 8TH SEPTEMBER, 2000

Between

EGGBOROUGH POWER LIMITED

BRITISH ENERGY PLC

BRITISH ENERGY POWER AND ENERGY TRADING LIMITED

- and -

BARCLAYS BANK PLC

as Security Trustee

THIS DEBENTURE IS ENTERED INTO

SUBJECT TO AND WITH THE BENEFIT OF

THE TERMS OF AN INTERCREDITOR

AGREEMENT DATED 8TH SEPTEMBER, 2000

ALLEN & OVERY

London

THIS DEBENTURE is dated 8th September, 2000 between:

(1)	EGGBOROUGH POWER LIMITED (Registered number 03782700) (the “Chargor”);

(2)	BRITISH ENERGY PLC (Registered number 162273) (“BE”); and

(3)	BRITISH ENERGY POWER AND ENERGY TRADING LIMITED (Registered number SC200887) (“BET”); and

(4)	BARCLAYS BANK PLC (the “Security Trustee”) as agent and trustee for the Finance Parties (as defined in the Credit Agreement referred to below), BE and BET.

WHEREAS:

(A)	The Chargor enters into this Debenture in connection with the Credit Agreement (as defined below), the Subordinated Loan Agreement (as defined below) and the Deed of Payment.

(B)	It is intended that this Debenture takes effect as a deed notwithstanding the fact that a party may only execute this Debenture under hand.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Debenture:

“Act”

means the Law of Property Act 1925.

“Balancing and Settlement Code”

means the document setting out balancing and settlement arrangements established by NGC pursuant to its transmission licence.

“Certificate of Title”

means any certificate of title in relation to the Mortgaged Property provided by Clifford Chance LLP to the Security Trustee.

“Charged Security Assets”

means those Security Assets subject to the first fixed charge in Clause 2.1(b) (Creation of first fixed security).

“Credit Agreement”

means the £550,000,000 project finance credit agreement dated 13th July, 2000 (as amended and restated on 8th September, 2000) between, inter alia, the parties to this Debenture (other than BE and BET).

“Deed of Payment Liabilities”

means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Chargor to BET under the Deed of Payment together with all costs charges and expenses incurred in connection with the protection, preservation or enforcement of its rights under the Deed of Payment or any other document securing any such liability. The term “Deed of Payment” includes all amendments and supplements including supplements providing for further advances.

“Discharge Date”

has the meaning given to it in the Intercreditor Agreement.

“Energy Review White Paper”

means the document entitled “Conditions of Review of Energy Sources for Power Generation and Government response to fourth and fifth Reports of the Trade and Industry Committee” issued by the Department of Trade and Industry in October 1988 (CM 4071), as supplemented by the paper entitled “The New Electricity Trading Arrangements” published by Ofgem in 1999.

“Excepted Relevant Agreements”

(a)	the Pooling and Settlement Agreement;

(b)	the Ancillary Services Agreement;

(c)	the Air Gas Production Connection Agreement;

(d)	the Air Gas Production Electricity Supply Agreement;

(e)	the Air Gas Production On-Site Supply Agreement;

(f)	the Saint Gobain Electricity Supply Agreement;

(g)	the Saint Gobain Connection Agreement;

(h)	the Saint Gobain UK Parent Guarantee;

(i)	the Ash Marketing Agreement;

(j)	the Gale Common Sharing Agreement;

(k)	the Insurances in respect of business interruption or loss of availability; and

(l)	the Master Connection and Use of System Agreement,

(in each case including any supplements, amendments or replacements thereof).

“Fixtures”

means all fixtures and fittings (including trade fixtures and fittings) and fixed plant and machinery on the Mortgaged Property.

“Group Shares”

means any stocks, shares, debentures, bonds, warrants, coupons or other securities and investments in any member of the Group owned (either now or in the future) by the Chargor from time to time.

“Intellectual Property Rights”

means all know-how, patents, trade marks, service marks, designs, business names, topographical or similar rights, copyrights and other intellectual property monopoly rights and any interests (including by way of licence) in any of the foregoing (in each case whether registered or not and including all applications for the same).

“Majority Senior Creditors”

has the meaning given to that term in the Intercreditor Agreement.

“Mortgaged Property”

means all freehold or leasehold property the subject of any security created by this Debenture.

“Mortgaged Security Assets”

means those Security Assets subject to the first legal mortgage in Clause 2.1(a) (Creation of first fixed security).

“NGC”

means The National Grid Company plc, a company incorporated under the laws of England and Wales.

“Pooling and Settlement Agreement”

means the Pooling and Settlement Agreement for the Electronic Industry of England and Wales dated 30th March, 1990 between the parties named in the agreement as amended.

“Premises”

means all buildings and erections included in the definition of “Security Assets”.

“Project Account”

has the meaning given to it in the Accounts Agreement.

“Receiver”

means a receiver and manager or (if the Security Trustee so specifies in the relevant appointment) a receiver, in either case, appointed under this Debenture.

“Related Rights”

means any dividend or interest paid or payable in relation to any Share and any rights, moneys or property accruing or offered at any time in relation to any Shares by way of redemption, substitution, exchange, bonus or preference, under option rights or otherwise.

“Relevant Agreements”

means the agreements listed in Schedule 3.

“Saint Gobain UK Parent Guarantee”

means the guarantee dated 23rd October, 1998 granted by Saint-Gobain UK Limited in favour of the Borrower in respect of Saint-Gobain’s obligations under the Saint-Gobain Connection Agreement.

“Secured Liabilities”

means Secured Senior Liabilities and Secured Subordinated Liabilities.

“Secured Senior Liabilities”

means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Chargor to any Finance Party under each Finance Document together with all costs, charges and expenses incurred by any Finance Party in connection with the protection, preservation or enforcement of its respective rights under the Finance Documents or any other document securing any such liability except for any obligation which, if it were so included, would result in this Debenture constituting unlawful financial assistance under Sections 151 and 152 of the Companies Act 1985. The term “Finance Document” includes all amendments and supplements including supplements providing for further advances.

“Secured Subordinated Liabilities”

means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Chargor to BE under the Subordinated Loan Agreement together with all costs, charges and expenses incurred by BE in connection with the protection, preservation or enforcement of its rights under the Subordinated Loan Agreement or any other document securing any such liability. The term “Subordinated Loan Agreement” includes all amendments and supplements including supplements providing for further advances.

“Security Account”

means any account established under Clause 8 (Security Accounts).

“Security Assets”

means all assets of the Chargor the subject of any security created by this Debenture.

“Security Period”

means the period beginning on the date of this Debenture and ending on the date on which the Security Trustee is satisfied that all the Secured Liabilities and the Deed of Payment Liabilities have been unconditionally and irrevocably paid and discharged in full.

“Shares”

means the Group Shares and any other stocks, shares, debentures, bonds or other securities and investments.

“Subordinated Loan Agreement”

means the subordinated loan agreement dated 13th July, 2000 between the Chargor as borrower and BE as the lender executed pursuant to the Sponsor Undertaking.

1.2	Construction

(a)	Capitalised terms defined in the Credit Agreement have, unless expressly defined in this Debenture, the same meaning in this Debenture.

(b)	The provisions of Clause 1.2 (Construction) of the Credit Agreement apply to this Debenture as though they were set out in full in this Debenture except that references to the Credit Agreement are to be construed as references to this Debenture.

(c)	The terms of the other Finance Documents, the Subordinated Loan Agreement and the Deed of Payment and of any side letters between any Parties in relation to any Finance Document are incorporated in this Debenture to the extent required to ensure that any purported disposition of the Mortgaged Property contained in this Debenture is a valid disposition in accordance with Section 2(1) of the Law of Property (Miscellaneous Provisions) Act 1989.

(d)	If the Security Trustee considers that an amount paid by any Obligor to a Finance Party, BE or BET under a Finance Document, the Subordinated Loan Agreement, or the Deed of Payment (as the case may be) is capable of being avoided or otherwise set aside on the liquidation or administration of that Obligor or otherwise, then that amount shall not be considered to have been irrevocably paid for the purposes of this Debenture.

(e)	For the avoidance of doubt, this Debenture (or any part hereof) shall not constitute unlawful financial assistance for the purposes of the proviso to the definition of “Secured Liabilities” and “Deed of Payment Liabilities” in Clause 1.1 to the extent that it constitutes financial assistance within the meaning of the Sections therein cited but the provisions of Section 155-158 of the Companies Act 1985 have been complied with in respect of the giving of such financial assistance. The Chargor confirms that it has complied with the provisions of Sections 155-158 of the Companies Act 1985 in respect of the provision by it of any financial assistance (as that term is defined in the Companies Act 1985).

(f)	A person who is not a party to this Debenture may not enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

1.3	Certificates

A certificate of the Security Trustee setting forth the amount of any Secured Liability due from the Chargor shall be conclusive evidence of such amount against the Chargor in the absence of manifest error.

2.	FIXED SECURITY

2.1	Creation of first fixed security

The Chargor, as security for the payment of all the Secured Senior Liabilities, charges in favour of the Security Trustee for the benefit of the Finance Parties:

(a)	by way of a first legal mortgage:

(i)	all the property specified in Schedule 1; and

(ii)	all estates or interests in any freehold or leasehold property (except any Security Assets specified in sub-paragraph (i) above) now belonging to it; and

(b)	by way of first fixed charge:

(i)	(to the extent that they are not the subject of a mortgage under paragraph (a) above) all present and future estates or interests in any freehold or leasehold property belonging to it;

(ii)	all plant and machinery now or in the future owned by the Chargor and its interest in any plant or machinery in its possession;

(iii)	its interest now or in the future in all the Shares and their Related Rights;

(iv)	all moneys standing to the credit of any account (including the Project Accounts but excluding the Revenue Account) and, to the extent the Chargor has any interest therein on the Security Accounts with any person and the debts represented by them and all Authorised Investments made from such Project Accounts, Investment Proceeds and Income (all as defined in the Accounts Agreement) arising in respect of such Authorised Investments and all rights to receive the same;

(v)	to the extent not effectively assigned under clause 2.2(a), all benefits in respect of the Insurances and all claims and returns of premiums in respect of them;

(vi)	all of the Chargor’s present and future book and other debts, the proceeds of the same and all other moneys due and owing to the Chargor and the benefit of all claims, rights, securities, receivables and guarantees of any nature enjoyed or held by it in relation to any of the foregoing;

(vii)	(to the extent that they do not fall within any other sub-paragraph of this paragraph (b) and are not effectively assigned under clause 2.2(a)) all of the Chargor’s rights and benefits under the Relevant Agreements, any distributorship or similar agreements entered into by it now, or in the future (including, for the avoidance of doubt, any new agreement which the Chargor may enter into pursuant to the Balancing and Settlement Code) any letters of credit issued in its favour and all bills of exchange and other negotiable instruments held by it;

(viii)	any beneficial interest, claim or entitlement of the Chargor in any pension fund;

(ix)	its present and future goodwill;

(x)	the benefit of all present and future licences, permissions, consents and authorisations (statutory or otherwise) held in connection with its business or the use of any Security Asset specified in any other sub-paragraph in this Clause and the right to recover and receive all compensation which may be payable to it in respect of them;

(xi)	its present and future uncalled capital; and

(xii)	its present and future Intellectual Property Rights (including the patents and trademarks specified in Schedule 2).

2.2	Creation of second fixed security

The Chargor, as security for the payment of all the Secured Subordinated Liabilities, charges in favour of the Security Trustee for the benefit of BE:

(a)	by way of a second legal mortgage, all the Mortgaged Security Assets; and

(b)	by way of second fixed charge, all the Charged Security Assets.

2.3	Charge of Revenue Account

(a)	Creation of first fixed security

The Chargor, as security for the payment of all Deed of Payment Liabilities, charges in favour of the Security Trustee for the benefit of BET, all moneys standing to the credit of the Revenue Account and the debts represented by it, together with all Authorised Investments made from the Revenue Account, all Investment Proceeds and Income arising in respect of such Authorised Investments and all rights to receive the same.

(b)	Creation of second fixed security

The Chargor, as security for the payment of the Senior Secured Liabilities, charges in favour of the Security Trustee for the benefit of the Finance Parties, all moneys standing to the credit of the Revenue Account and the debts represented by it, together with all Authorised Investments made from the Revenue Account, all Investment Proceeds and Income arising in respect of such Authorised Investments and all rights to receive the same.

2.4	Assignments

(a)	The Chargor as continuing security for the payment, discharge and performance of the Secured Liabilities, hereby assigns and agrees to assign to the Security Trustee (as agent and trustee as aforesaid) (i) all its right, title and interest (if any) in and to each Relevant Agreement and (ii) all of its present and future rights under and in respect of the Insurances.

(b)	The Chargor as continuing security for the payment, discharge and performance of the Secured Liabilities, hereby assigns and agrees to assign to the Security Trustee all of its rights over receivables arising under the Settlement Arrangements (as defined in the Pooling and Settlement Agreement).

(c)	The Chargor, shall forthwith give notice of each such assignment of its right, title and interest (if any):

(i)	under and in respect of the Insurances and in the Insurance Proceeds by sending a notice in the form of Part 1 of Schedule 5 (with such amendments as the parties may agree) duly completed to each insurer of the Insurances;

(ii)	in and to the Relevant Agreements by sending a notice substantially in the form of Part III of Schedule 5 (with such amendments as the parties may agree) to each of the other parties thereto or if any such agreement is entered into after the date of this Debenture, on the date that it is entered into; and

(iii)	over the receivables arising under the Settlement Arrangements (as defined in the Pooling and Settlement Agreement) by sending a notice substantially in the form of Part V of Schedule 5 (with such amendments as the parties may agree) to the Pool Funds Administrator, and the Chargor shall use its reasonable endeavours to procure that within 14 days of the date hereof (or, in the case of paragraphs (i) and (ii) above, if later, the date of entry into such Insurances, or Relevant Agreements), each such other party delivers a letter of undertaking to the Security Trustee in the form of Part II of Schedule 5 (in the case of Insurances) or in the form of Part IV of Schedule 5 (in the case of Relevant Agreements), or in the form of Part VI of Schedule 5 (in the case of the Pooling and Settlement Agreement) in each case with such amendments as the Security Trustee may agree.

(d)	To the extent that any such right, title and interest described in paragraphs (a) and (b) of this Clause 2.4 is not assignable or capable of assignment, the assignment thereof purported to be effected shall operate as:

(i)	in the case of the Insurances, an assignment of any and all proceeds of the Insurances received by each Chargor; and

(ii)	in the case of the Relevant Agreements, an assignment of any and all damages, compensation, remuneration, profit, rent or income which any Chargor may derive therefrom or be awarded or entitled to in respect thereof, in each case as continuing security for the payment, discharge and performance of the Secured Liabilities.

(e)	Prior to the occurrence of a Default, which is continuing, (i) the Security Trustee shall permit the Chargor to exercise the rights of the Chargor (other than to receive payment of money) under any Relevant Agreement (other than the Excepted Relevant Agreements, PROVIDED THAT the exercise of these rights in the manner proposed would not result in an Event of Default under the terms of the Finance Documents, and (ii) any payments received by the Security Trustee under or in respect of such Relevant Agreements by virtue of this Debenture shall be paid by the Security Trustee to a Project Account in accordance with the terms of the Accounts Agreement save to the extent required by the terms of the Credit Agreement and the Intercreditor Agreement to be applied against any of the Secured Liabilities or otherwise.

2.5	Limited Release

(a)	Prior to the occurrence of a BET Event which is continuing:

(i)	the Security Trustee shall permit the Chargor to exercise the rights of the Chargor (including the right to receive money) in respect of the Excepted Relevant Agreements (including, in the case of the Pooling and Settlement Agreement and any Settlement Arrangements entered into pursuant thereto); and

(ii)	the Chargor shall be entitled to instruct the counterparties to the Excepted Relevant Agreements to make payments due thereunder directly into the Revenue Account.

(b)	Each of the Security Trustee (on behalf of the Finance Parties) and BE acknowledges and confirms that any moneys paid directly into the Revenue Account in accordance with Clause 2.5(a) above shall be released from the security constituted by this Debenture.

(c)	Upon the occurrence of a BET Event which is continuing, the Chargor shall give notice to the counterparties to the Excepted Relevant Agreements to make payments into the Operating Account or any other Project Account or Security Account.

2.6	Miscellaneous

(a)	A reference in this Debenture to a charge or mortgage of any freehold or leasehold property includes:

(i)	all buildings and Fixtures on that property;

(ii)	the proceeds of sale of any part of that property; and

(iii)	the benefit of any covenants for title given or entered into by any predecessor in title of the Chargor in respect of that property or any moneys paid or payable in respect of those covenants.

(b)	The fact that no details of properties or patents and trademarks or agreements are included in the relevant Schedule does not affect the validity or enforceability of any security created by this Debenture.

(c)	Without prejudice to Clause 2.1(b)(vi) (Creation of first fixed security), Clause 2.2(b) (Creation of second fixed security), Clause 2.3 (a) (Creation of first fixed security) and Clause 2.3 (b) (Creation of second fixed security) (Charge of Revenue Account) if, pursuant to Clause 8.3 (Withdrawals), or the terms of the Accounts Agreement, the Chargor is entitled to withdraw the proceeds of any book and other debts standing to the credit of a Security Account and/or a Project Account and/or the Revenue Account and, as a result, those proceeds are in any way released from the fixed charges created pursuant to Clause 2.1(b)(vi) (Creation of first fixed security), Clause 2.2(b) (Creation of second fixed security), Clause 2.3 (a) (Creation of first fixed security) and Clause 2.3 (b) (Creation of second fixed security) (Charge of Revenue Account) and stand subject to the floating charges created pursuant to Clause 3.1 (Creation of first floating charge), Clause 3.2 (Creation of second floating charge), Clause 3.3 and Clause 3.4, the release will in no way derogate from the subsistence and continuance of the fixed charges on all other outstanding book and other debts of the Chargor and the proceeds of those debts.

3.	FLOATING CHARGE

3.1	Creation of first floating charge

The Chargor, as security for the payment of all of the Secured Senior Liabilities, charges in favour of the Security Trustee for the benefit of the Finance Parties by way of a first floating charge all its assets (for the avoidance of doubt, excluding the Revenue Account and the debts represented by it, together with all Authorised Investments made from the Revenue Account, all Investment Proceeds and Income arising in respect of such Authorised Investments and all rights to receive the same) not otherwise effectively mortgaged or charged by way of the first fixed mortgage or charge by Clause 2.1 (Creation of first fixed security).

3.2	Creation of second floating charge

The Chargor, as security for the payment of all the Secured Subordinated Liabilities, charges in favour of the Security Trustee for the benefit of BE by way of a second floating charge all its assets (for the avoidance of doubt, excluding the Revenue Account and the debts represented by it, together with all Authorised Investments made from the Revenue Account, all Investment Proceeds and Income arising in respect of such Authorised Investments and all rights to receive the same) not otherwise effectively mortgaged or charged by way of the second fixed mortgage or charge by Clause 2.2 (Creation of second fixed security).

3.3	Creation of first floating charge - Revenue Account

The Chargor, as security for the payment of all of the Deed of Payment Liabilities, charges in favour of the Security Trustee for the benefit of BET by way of a first floating charge all the moneys standing to the credit of the Revenue Account and the debts represented by it, together with all Authorised Investments made from the Revenue Account, all Investment Proceeds and Income arising in respect of such Authorised Investments and all rights to receive the same not otherwise effectively mortgaged or charged by way of the first fixed mortgage or charge by Clause 2.3(a) (Creation of first fixed security).

3.4	Creation of second floating charge - Revenue Account

The Chargor, as security for the payment of all of the Senior Secured Liabilities, charges in favour of the Security Trustee for the benefit of the Finance Parties by way of a second floating charge all the moneys standing to the credit of the Revenue Account and the debts represented by it, together with all Authorised Investments made from the Revenue Account, all Investment Proceeds and Income arising in respect of such Authorised Investments and all rights to receive the same not otherwise effectively mortgaged or charged by way of the second fixed mortgage or charge by Clause 2.3(b) (Creation of second fixed security).

3.5	Conversion

(a)	The Security Trustee may, by notice to the Chargor, in accordance with the other Finance Documents, convert each floating charge created by this Debenture into a fixed charge as regards all or any of the Chargor’s assets specified in the notice if:

(i)	an Event of Default is outstanding; or

(ii)	the Security Trustee reasonably considers those assets to be in danger of being seized or sold under any form of distress, attachment, execution or other legal process or to be otherwise in jeopardy.

(b)	Each floating charge hereby created shall, in accordance with the other Finance Documents (in addition to the circumstances in which the same will occur under general law) automatically be converted into a fixed charge over the assets, rights and property of the Chargor in the convening of any meeting of the members of the Chargor to consider a resolution to wind the Chargor up (or not to wind the Chargor up).

4.	COVENANTS FOR TITLE

Each mortgage, charge and assignment created under this Debenture is made by the Chargor with full title guarantee in accordance with the Law of Property (Miscellaneous Provisions) Act 1994.

5.	REPRESENTATIONS AND WARRANTIES

5.1	Representations and Warranties

The Chargor makes the representations and warranties set out in this Clause 5 to each Finance Party.

5.2	Certificate of Title

(a)	The information provided to the lawyers who prepared any Certificate of Title for the purpose of that Certificate of Title was true in all material respects at the date it was expressed to be given;

(b)	the information referred to in paragraph (a) above was at the date it was expressed to be given complete and did not omit any information which, if disclosed, would be reasonably likely to materially and adversely affect the decision of a bank considering whether to enter into the Credit Agreement as a Bank; and

(c)	since the date of any information referred to in paragraph (a) above nothing has occurred which renders that information untrue or misleading in any material respect and which, if disclosed, would be reasonably likely to materially and adversely affect the decision of a person considering whether to enter into the Credit Agreement.

5.3	The Mortgaged Property

Save as disclosed in any Certificate of Title:

(a)	the Chargor is the legal and beneficial owner of the Mortgaged Property;

(b)	there subsists no breach of any law or regulation which affects or would be reasonably likely to affect materially the value of the Mortgaged Property;

(c)	there are no covenants, agreements, stipulations, reservations, conditions, interest, rights or other matters whatsoever affecting the Mortgaged Property;

(d)	nothing has arisen or has been created or is subsisting which would be an overriding interest over the Mortgaged Property;

(e)	no facilities necessary for the enjoyment and use of the Mortgaged Property are enjoyed by the Mortgaged Property on terms entitling any person to terminate or curtail its use;

(f)	the Chargor has received no notice of any adverse claims by any person in respect of the ownership of the Mortgaged Property or any interest in it, nor has any acknowledgement been given to any person in respect of the Mortgaged Property; and

(g)	the Mortgaged Property is free from any Security Interest or any tenancies or licences.

5.4	Security

This Debenture creates those Security Interests it purports to create and is not liable to be avoided or otherwise set aside on the liquidation or administration of the Chargor or otherwise.

5.5	Intellectual Property Rights

(a)	The Intellectual Property Rights owned by the Chargor are all of the Intellectual Property Rights required by it in order for it to carry on its business as it is now being conducted and the Chargor does not, in carrying on its business, infringe any Intellectual Property Rights of any third party.

(b)	The Intellectual Property Rights owned by the Chargor are free of any Security Interests (save for those created by or pursuant to this Debenture) and any other rights or interests (including any licences) in favour of third parties.

(c)	To its knowledge, no Intellectual Property Right owned by the Chargor is being infringed, nor is there any threatened infringement of any Intellectual Property Right.

5.6	Environmental matters

(a)	Save as disclosed in writing prior to the date hereof, the Chargor has obtained all applicable Environmental Licences and has at all times complied in all material respects with the terms of those Environmental Licences and all other applicable Environmental Law.

(b)	No Dangerous Substance has been used, disposed of, generated, stored, transported, dumped, deposited, buried or emitted at, on, from or under any premises (whether or not owned, leased, occupied or controlled by the Chargor) in circumstances where this would be reasonably likely to result in a liability on the Chargor.

5.7	Times for making representations and warranties

The representations and warranties set out in this Clause 5 are made on the date of this Debenture and are deemed to be repeated by the Chargor on each date during the Security Period with reference to the facts and circumstances then existing.

6.	GENERAL UNDERTAKINGS

6.1	Duration

The undertakings in this Clause 6 remain in force throughout the Security Period.

6.2	Restrictions on dealing

The Chargor shall not:

(a)	create or permit to subsist any Security Interest on any Security Asset other than any Security Interest created by this Debenture or any Permitted Security Interest; or

(b)	sell, transfer, grant, or lease or otherwise dispose of any Security Asset, except for the disposal in the ordinary course of trade of any Security Asset subject to the floating charges created under Clauses 3.1 and 3.3 (Creation of first floating charge) and Clause 3.2 and 3.4 (Creation of second floating charge).

6.3	Book debts and receipts

The Chargor shall:

(a)	get in and realise the Chargor’s:

(i)	securities to the extent held by way of temporary investment;

(ii)	book and other debts and other moneys; and

(iii)	royalties, fees and income of like nature in relation to any Intellectual Property Right owned by it,

in the ordinary course of its business and hold the proceeds of the getting in and realisation until payment into a Project Account in accordance with the Accounts Agreement or into a Security Account in accordance with (b) below upon trust for the Security Trustee; and

(b)	save to the extent that the Security Trustee otherwise agrees, or to the extent paid into the Project Accounts in accordance with the Accounts Agreement, pay the proceeds of getting in and realisation into a Security Account.

6.4	Relevant Agreements

(a)	The Chargor shall not, without the prior written consent of the Security Trustee, agree to:

(i)	any material amendment to;

(ii)	the termination or abandonment of; or

(iii)	waive compliance with any material provision of;

any Relevant Agreement.

(b)	The Chargor shall duly and promptly perform its obligations and diligently pursue its rights under any Relevant Agreement.

6.5	Deposit of Shares

The Chargor shall:

(a)	deposit with the Security Trustee, or as the Security Trustee may direct, all certificates and other documents of title or evidence of ownership in relation to the Shares and their Related Rights; and

(b)	execute and deliver to the Security Trustee all share transfers and other documents which may be requested by the Security Trustee in order to enable the Security Trustee or its nominees to be registered as the owner or otherwise obtain a legal title to the Shares and their Related Rights.

6.6	Environmental matters

The Company shall:

(a)	comply in all material respects with (i) the terms and conditions of all Environmental Licences applicable to it and (ii) all other applicable Environmental Law; and

(b)	promptly upon receipt of the same, notify the Security Trustee of any Environmental Claim, which would, if substantiated, be reasonably likely to have a Material Adverse Affect.

6.7	Intellectual Property Rights

The Chargor shall:

(a)	make such registrations and pay such fees, registration taxes and similar amounts as are necessary to keep its Intellectual Property Rights in force;

(b)	if requested to do so by the Security Trustee, make entries in any public register of its Intellectual Property Rights which either record the existence of this Debenture or the restrictions on disposal effected by this Debenture;

(c)	take such steps as are necessary (including the institution of legal proceedings) to prevent third parties infringing those Intellectual Property Rights and (without prejudice to paragraph (a) above) take all other steps which are reasonably practicable to maintain and preserve its interests in them; and

(d)	not, without the prior consent of the Security Trustee:

(i)	sell, transfer, license or otherwise dispose of all or any part of those Intellectual Property Rights; or

(ii)	permit any Intellectual Property Right which is registered to be abandoned or cancelled, to lapse or to be liable to any claim of abandonment for non-use or otherwise.

7.	PROPERTY UNDERTAKINGS

7.1	Duration

The undertakings in this Clause 7 remain in force throughout the Security Period.

7.2	Repair

The Chargor shall keep:

(a)	the Premises in good and substantial repair and condition; and

(b)	the Fixtures and all plant, machinery, implements and other effects owned by it and which are in or upon the Premises or elsewhere in a good state of repair and in good working order and condition.

7.3	Insurance

The Chargor shall insure the Premises and all its other assets of an insurable nature in the Premises in accordance with the terms of the Credit Agreement.

7.4	Compliance with leases

The Chargor shall:

(a)	perform all the terms on its part contained in any lease or leases comprised within the Mortgaged Property; and

(b)	not do or permit to be done any act as a result of which any such lease or leases would be reasonably likely to become liable to forfeiture or otherwise be determined.

7.5	Acquisitions and legal mortgage

(a)	The Chargor shall:

(i)	notify the Security Trustee forthwith upon the acquisition by the Chargor of any freehold or leasehold property; and

(ii)	on demand made to the Chargor by the Security Trustee and at the cost of the Chargor, execute and deliver to the Security Trustee a legal mortgage in favour of the Security Trustee of any freehold or leasehold property which becomes vested in it after the date of this Debenture in any form which the Security Trustee may reasonably require.

(b)	In the case of any leasehold property in relation to which the consent of the landlord in whom the reversion of that lease is vested is required in order for the Chargor to perform any of its obligation under paragraph (a)(ii) above, the Chargor shall not be required to perform that obligation unless and until it has obtained the landlord’s consent (which it shall use its reasonable endeavours to do).

7.6	Compliance with applicable laws and regulations

The Chargor shall perform all its obligations under any law or regulation in any way applicable to or affecting any Security Asset.

7.7	Notices

The Chargor shall, within 14 days after the receipt by the Chargor of any application, requirement, order or notice served or given by any public or local or any other authority with respect to the Security Assets (or any part of them):

(a)	give notice to the Security Trustee within seven days after receipt of such application, requirement, order or notice;

(b)	deliver a copy to the Security Trustee; and

(c)	inform the Security Trustee of the steps taken or proposed to be taken to comply with the relevant requirement.

7.8	Leases

The Chargor shall not, without the prior consent of the Security Trustee, grant or agree to grant (whether in exercise or independently of any statutory power) any lease or tenancy of the Mortgaged Property or any part of it or accept a surrender of any lease or tenancy or (except where necessary for the operation and maintenance of the Plant) confer upon any person any contractual licence or right to occupy the Mortgaged Property.

7.9	H.M. Land Registry

The Chargor shall in respect of any freehold or leasehold property which is acquired after the date of this Debenture by the Chargor, the title to which is registered at H.M. Land Registry or the title to which is required to be so registered, give H.M. Land Registry written notice of this Debenture and procure that notice of this Debenture is duly noted in the Register to each such title.

7.10	Deposit of title deeds

The Chargor shall deposit with the Security Trustee all deeds and documents of title relating to the Mortgaged Property and all Local Land Charges, Land Charges and Land Registry Search Certificates and similar documents received by or on behalf of the Chargor. The Security Trustee is entitled to hold the above deeds and documents during the Security Period.

7.11	Access

The Chargor shall permit the Security Trustee and any person nominated by it at all reasonable times with reasonable notice (subject to the Chargor’s operating requirements) to enter upon any part of the Mortgaged Property and view the state of it.

7.12	Investigation of title

The Chargor shall grant the Security Trustee or its lawyers on request all facilities within the power of the Chargor to enable the Security Trustee or its lawyers to carry out investigations of title to the Mortgaged Property and other property which is or may be subject to this security and enquiries into matters in connection with the Mortgaged Property or that other property as may be carried out by a prudent mortgagee. Any such investigations and enquiries shall be at the expense of the Chargor.

7.13	Report on Title

The Chargor shall, forthwith on demand by the Security Trustee, provide the Security Trustee with a report as to the title of the Chargor to the Mortgaged Property and other property which is or may be subject to this security and related matters concerning those items which may properly be sought to be covered by a prudent mortgagee in a lawyer’s report of this nature.

7.14	Power to remedy

In case of default by the Chargor in performing any material term affecting the Mortgaged Property and the Chargor failing to remedy such default upon request by the Security Trustee so to do within the time period stated by the Security Trustee, the Chargor shall permit the Security Trustee or its agents and contractors:

(a)	to enter on the Mortgaged Property; and

(b)	to comply with or object to any notice served on the Chargor in respect of the Mortgaged Property; and

(c)	to take any action as the Security Trustee may reasonably consider necessary or desirable to prevent or remedy any breach of any such term or to comply with or object to any such notice.

8.	SECURITY ACCOUNTS

8.1	Accounts

(a)	All Security Accounts must be maintained at a branch of the Account Bank.

(b)	The Security Trustee may open a Security Account at any time after a Default has occurred and is continuing and the Borrower shall do all such acts and things as the Security Trustee may request in connection with opening the same.

8.2	Interest

The Security Accounts shall bear interest at the rate reasonably determined by the Security Trustee.

8.3	Withdrawals

(a)	Except with the prior consent of the Security Trustee, the Chargor shall not withdraw any moneys standing to the credit of a Security Account.

(b)	The Security Trustee (or a Receiver) may (subject to the payment of any claims having priority to this security) withdraw amounts standing to the credit of a Security Account to meet an amount due and payable under the Finance Documents when it is due and payable and, after the Discharge Date, an amount due and payable under the Subordinated Loan Agreement and/or the Deed of Payment.

8.4	Notice

(a)	The Chargor shall forthwith give notice to the Account Bank (and forthwith on any change in the identify of the Account Bank, give notice to the new Account Bank) of this Debenture in the form of Schedule 4 Part 1 and use reasonable endeavours to procure, to the extent that such notice is not acknowledged in any Account Agreement, that the Account Bank acknowledges such notice in accordance with Schedule 4 Part 2.

(b)	As soon as reasonably practicable after receipt by it of such acknowledgement, the Security Trustee will deliver a notice substantially in the form set out in Schedule 4 Part 3.

9.	WHEN SECURITY BECOMES ENFORCEABLE

The security constituted by this Debenture shall become immediately enforceable upon the occurrence and continuance of an Event of Default and the power of sale and other powers conferred by Section 101 of the Act, as varied or amended by this Debenture, shall be immediately exercisable upon and at any time after the occurrence and continuance of any Event of Default. After the security constituted by this Debenture has become enforceable, the Security Trustee may in its absolute discretion enforce all or any part of the security in any manner it sees fit or as the Majority Senior Creditors direct.

10.	ENFORCEMENT OF SECURITY

10.1	General

For the purposes of all powers implied by statute, the Secured Liabilities and Deed of Payment Liabilities are deemed to have become due and payable on the date of this Debenture and Section 103 of the Act (restricting the power of sale) and Section 93 of the Act (restricting the right of consolidation) do not apply to the security constituted by this Debenture. The statutory powers of leasing conferred on the Security Trustee are extended so as to authorise the Security Trustee to lease, make agreements for leases, accept surrenders of leases and grant options as the Security Trustee may think fit and without the need to comply with any provision of section 99 or 100 of the Act.

10.2	Shares

After the security constituted by this Debenture has become enforceable, the Security Trustee may exercise (in the name of the Chargor and without any further consent or authority on the part of the Chargor) any voting rights and any powers or rights which may be exercised by the person or persons in whose name any Share and its Related Rights are registered or who is the holder of any of them or otherwise (including all the powers given to trustees by Section 10(3) and (4) of the Trustee Act, 1925 as amended by Section 9 of the Trustee Investment Act, 1961 in respect of securities or property subject to a trust). Until that time, the voting rights, powers and other rights in respect of the Shares shall (if exercisable by the Security Trustee) be exercised in any manner which the Chargor may direct in writing.

10.3	Contingencies

If the Security Trustee enforces the security constituted by this Debenture at a time when no amounts are due under the Finance Documents, the Subordinated Loan Agreement or the Deed of Payment but at a time when amounts may or will become so due, the Security Trustee (or the Receiver) may pay the proceeds of any recoveries effected by it into a Security Account.

10.4	No liability as mortgagee in possession

Neither the Security Trustee nor any Receiver will be liable, by reason of entering into possession of a Security Asset, to account as mortgagee in possession or for any loss on realisation or for any default or omission for which a mortgagee in possession might be liable.

10.5	Security Trustee of the Chargor

Each Receiver is deemed to be the agent of the Chargor for all purposes and accordingly is deemed to be in the same position as a Receiver duly appointed by a mortgagee under the Act. The Chargor alone shall be responsible for his contracts, engagements, acts, omissions, defaults and losses and for liabilities incurred by him and the Finance Parties, BE and/or BET shall not incur any liability (either to the Chargor or to any other person) by reason of the Security Trustee making his appointment as a Receiver or for any other reason.

10.6	Privileges

Each Receiver and the Security Trustee is entitled to all the rights, powers, privileges and immunities conferred by the Act on mortgagees and receivers when such receivers have been duly appointed under the Act, except that Section 103 of the Act does not apply.

10.7	Protection of third parties

No person (including a purchaser) dealing with the Security Trustee or a Receiver or its or his agents will be concerned to enquire:

(a)	whether the Secured Liabilities or Deed of Payment Liabilities have become payable; or

(b)	whether any power which the Security Trustee or the Receiver is purporting to exercise has become exercisable; or

(c)	whether any money remains due under the Finance Documents, the Subordinated Loan Agreement or the Deed of Payment; or

(d)	how any money paid to the Security Trustee or to the Receiver is to be applied.

10.8	Redemption of prior Mortgages

At any time after the security constituted by this Debenture has become enforceable, the Security Trustee may:

(a)	redeem any prior Security Interest against any Security Asset; and/or

(b)	procure the transfer of that Security Interest to itself; and/or

(c)	settle and pass the accounts of the prior mortgagee, chargee or encumbrancer; any accounts so settled and passed shall be conclusive and binding on the Chargor.

All principal moneys, interest, costs, charges and expenses of and incidental to any such redemption and/or transfer shall be paid by the Chargor to the Security Trustee on demand.

11.	RECEIVER

11.1	Appointment of Receiver

(a)	At any time after the security constituted by this Debenture becomes enforceable or, if the Chargor so requests the Security Trustee in writing, at any time, the Security Trustee may without further notice appoint by deed, under seal or in writing under its hand any one or more persons to be a Receiver of all or any part of the Security Assets in like manner in every respect as if the Security Trustee had become entitled under the Act to exercise the power of sale conferred under the Act.

(b)	Section 109(1) of the Act shall not apply to this Debenture.

11.2	Removal

The Security Trustee may by writing under its hand (subject to any requirement for an order of the court in the case of an administrative receiver) remove any Receiver appointed by it and may, whenever it deems it expedient, appoint a new Receiver in the place of any Receiver whose appointment may for any reason have terminated.

11.3	Remuneration

The Security Trustee may fix the remuneration of any Receiver appointed by it and the maximum rate specified in Section 109(b) of the Act shall not apply.

11.4	Relationship with Security Trustee

To the fullest extent permitted by law, any right, power or discretion conferred by this Debenture (either expressly or impliedly) upon a Receiver of the Security Assets may after the security created by this Debenture becomes enforceable be exercised by the Security Trustee in relation to any Security Asset without first appointing a Receiver or notwithstanding the appointment of a Receiver.

12.	POWERS OF RECEIVER

12.1	General

(a)	Each Receiver has, and is entitled to exercise, all of the rights, powers and discretions set out below in this Clause 12 in addition to those conferred by the Act on any receiver appointed under the Act.

(b)	If there is more than one Receiver holding office at the same time, each Receiver may (unless the document appointing him states otherwise) exercise all of the powers conferred on a Receiver under this Debenture individually and to the exclusion of any other Receivers.

(c)	Each Receiver has all the rights, powers and discretions set out in Schedule 1 to the Insolvency Act, 1986.

(d)	A Receiver who is an administrative receiver of the Chargor has all the rights, powers and discretions of an administrative receiver under the Insolvency Act 1986.

12.2	Possession

A Receiver may take immediate possession of, get in and collect any Security Assets.

12.3	Carry on business

A Receiver may carry on the business of the Chargor as he thinks fit.

12.4	Protection of assets

A Receiver may:

(a)	make and effect all repairs and insurances and do all other acts which the Chargor might do in the ordinary conduct of its business as well for the protection as for the improvement of the Security Assets;

(b)	commence and/or complete any building operations on the Mortgaged Property; and

(c)	apply for and maintain any planning permission, building regulation approval or any other permission, consent or licence,

in each case as he may think fit.

12.5	Employees

A Receiver may appoint and discharge managers, officers, agents, accountants, servants, workmen and others for the purposes of this Debenture upon such terms as to remuneration or otherwise as he may think proper and discharge any such persons appointed by the Chargor.

12.6	Borrow money

A Receiver may raise and borrow money either unsecured or on the security of any Security Asset either in priority to the security constituted by this Debenture or otherwise and generally on any terms and for whatever purpose which he thinks fit. No person lending that money is concerned to enquire as to the propriety or purpose of the exercise of that power or to check the application of any money so raised or borrowed.

12.7	Sale of assets

A Receiver may sell, exchange, convert into money and realise any Security Asset by public auction or private contract and generally in any manner and on any terms which he thinks proper. The consideration for any such transaction may consist of cash, debentures or other obligations, shares, stock or other valuable consideration and any such consideration may be payable in a lump sum or by instalments spread over such period as he thinks fit. Fixtures, other than landlords fixtures, may be severed and sold separately from the property containing them without the consent of the Chargor.

12.8	Leases

A Receiver may let any Security Asset for any term and at any rent (with or without a premium) which he thinks proper and may accept a surrender of any lease or tenancy of any Security Asset on any terms which he thinks fit (including the payment of money to a lessee or tenant on a surrender).

12.9	Compromise

A Receiver may settle, adjust, refer to arbitration, compromise and arrange any claims, accounts, disputes, questions and demands with or by any person who is or claims to be a creditor of the Chargor or relating in any way to any Security Asset.

12.10	Legal Actions

A Receiver may bring, prosecute, enforce, defend and abandon all actions, suits and proceedings in relation to any Security Asset which may seem to him to be expedient.

12.11	Receipts

A Receiver may give valid receipts for all moneys and execute all assurances and things which may be proper or desirable for realising any Security Asset.

12.12	Subsidiaries

A Receiver may form a Subsidiary of the Chargor and transfer to that Subsidiary any Security Asset.

12.13	Delegation

A Receiver may delegate his powers in accordance with Clause 15 (Delegation).

12.14	Other powers

A Receiver may:

(a)	do all other acts and things which he may consider desirable or necessary for realising any Security Asset or incidental or conducive to any of the rights, powers or discretions conferred on a Receiver under or by virtue of this Debenture; and

(b)	exercise in relation to any Security Asset all the powers, authorities and things which he would be capable of exercising if he were the absolute beneficial owner of the same,

and may use the name of the Chargor for any of the above purposes.

13.	APPLICATION OF PROCEEDS

13.1	Ranking

The Security Trustee (on behalf of the Finance Parties), BE and BET agree that:

(a)	if no BET Event is continuing the Secured Senior Liabilities, the Secured Subordinated Liabilities and the Deed of Payment Liabilities shall rank in the following order:

(i)	First	the Secured Senior Liabilities and (with respect only to liabilities secured pursuant to Clauses 2.3(a) and 3.3) the Deed of Payment Liabilities; and

(ii)	Second	the Secured Subordinated Liabilities; and

(b)	if a BET Event is continuing, the Senior Secured Liabilities, the Subordinated Secured Liabilities and the Deed of Payment Liabilities shall rank in the following order:

(i)	First	the Senior Secured Liabilities

(ii)	Second	the Subordinated Secured Liabilities and (with respect only liabilities secured pursuant to Clauses 2.3(a) and 3.3) the Deed of Payment Liabilities

(c)	at all times, the security constituted by this Debenture (other than in respect of the charge created pursuant to Clauses 2.3, 3.3 and 3.4) in favour of the Finance Parties and BE shall rank in the following order:

(i)	First	the Finance Parties; and

(ii)	Second	BE;

(d)	if no BET Event is continuing, the security constituted by this Debenture in favour of BET and the Finance Parties in respect of the charge created pursuant to Clauses 2.3, 3.3 and 3.4 shall rank as follows:

(i)	First	BET;

(ii)	Second	the Finance Parties;

(e)	if a BET Event is continuing, the security constituted by this Debenture, in favour of BET and the Finance Parties, in respect of the charge created pursuant to Clauses 2.3, 3.3 and 3.4 shall rank as follows:

(i)	First	the Finance Parties;

(ii)	Second	BET.

13.2	Application of Proceeds

Any moneys received by the Security Trustee or any Receiver after the security constituted by this Debenture has become enforceable shall be applied in the order of priority set out in the Intercreditor Agreement (but without prejudice to the right of any Finance Party, BE or BET to recover any shortfall from the Chargor).

13.3	Good Discharge

An acknowledgement of receipt signed by the relevant person to whom payments are to be made under Clause 13 shall be a good discharge of the Security Trustee.

14.	EXPENSES AND INDEMNITY

The Chargor shall forthwith on demand pay all costs and expenses (including legal fees) incurred in connection with this Debenture by any Finance Party, Major Project Party, Receiver, attorney, manager, agent or other person appointed by the Security Trustee under this Debenture, and keep each of them indemnified against any failure or delay in paying the same (including any arising from any actual or alleged breach by the Chargor of any applicable Environmental Law or applicable Environmental Licence).

15.	DELEGATION

The Security Trustee and any Receiver may delegate by power of attorney or in any other manner to any person any right, power or discretion exercisable by them under this Debenture. Any such delegation may be made upon the terms (including power to sub-delegate) and subject to any regulations which the Security Trustee or such Receiver (as the case may be) may think fit. Neither the Security Trustee nor any Receiver will be in any way liable or responsible to the Chargor for any loss or liability arising from any act, default, omission or misconduct on the part of any such delegate or sub-delegate unless caused by the gross negligence or wilful default of the Security Trustee or, as the case may be, the Receiver.

16.	FURTHER ASSURANCES

16.1	General

The Chargor shall, at its own expense, take whatever action the Security Trustee or a Receiver may require for:

(a)	perfecting or protecting the security intended to be created by this Debenture over any Security Asset;

(b)	facilitating the realisation of any Security Asset or the exercise of any right, power or discretion exercisable, by the Security Trustee or any Receiver or any of its or their delegates or sub-delegates in respect of any Security Asset, after such time as the Security Interest constituted by this Debenture shall have become enforceable.

including the execution of any transfer, conveyance, assignment or assurance of any property whether to the Security Trustee or to its nominees, and the giving of any notice, order or direction and the making of any registration, which in any such case, the Security Trustee may think expedient.

16.2	Legal Charge

Without prejudice to the generality of Clause 16.1, the Chargor will forthwith at the request of the Security Trustee (acting reasonably) execute a legal mortgage, charge or assignment over all or any of the Security Assets subject to or intended to be subject to any fixed security hereby created in favour of the Security Trustee (as agent and trustee as aforesaid) in such form as the Security Trustee may require.

16.3	Changes to Industry Documents

If as a result of (a) any restructuring of the United Kingdom’s wholesale electricity market that is substantially the same as that recommended by the Energy Review White Paper or (b) any other change in the manner of regulating the generation, transmission, distribution and supply of electricity in England and Wales:

(i)	any of the Industry Documents currently in force are amended or replaced (in whole or in part); or

(ii)	the Borrower enters into or accedes to the Balancing and Settlement Code or any agreement or arrangement referred to therein; or

(iii)	the Borrower enters into any other arrangement regulating the generation, transmission, distribution and supply of electricity in England and Wales,

the Borrower shall:

(A)	promptly give notice in writing to the Security Trustee on becoming a party to any arrangement arising as a result of paragraphs (i)-(iii), above; and

(B)	execute and deliver in favour of the Finance Parties such further or additional Security Documents in relation to any rights of the Borrower under such arrangements referred to in paragraphs (i)-(iii), above, insofar as permitted by law or by such arrangements and as the Majority Senior Creditors may reasonable require.

17.	POWER OF ATTORNEY

The Chargor, by way of security, irrevocably and severally appoints the Security Trustee, each Receiver and any of their delegates or sub-delegates to be its attorney to take any action which the Chargor is obliged to take under this Debenture, including under Clause 16 (Further Assurances). The Chargor ratifies and confirms whatever any attorney does or purports to do pursuant to its appointment under this Clause.

18.	MISCELLANEOUS

18.1	Covenant to pay

The Chargor shall pay or discharge the Secured Liabilities and the Deed of Payment Liabilities in the manner provided for in the Finance Documents, the Subordinated Loan Agreement and the Deed of Payment.

18.2	Continuing security

The security constituted by this Debenture is continuing and will extend to the ultimate balance of all the Secured Liabilities and the Deed of Payment Liabilities, regardless of any intermediate payment or discharge in whole or in part.

18.3	Additional security

The security constituted by this Debenture is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Finance Party for any Secured Senior Liability, by BE for any Secured Subordinated Liability or by BET for any Deed of Payment Liabilities.

18.4	Tacking

(a)	Each Bank shall perform its obligations under the Credit Agreement (including any obligation to make available further advances).

(b)	BE shall perform its obligations under the Subordinated Loan Agreement (including any obligation to make available further advances).

(c)	BET shall perform its obligations under the Deed of Payment (including any obligation to make available further advances).

18.5	New Accounts

If a Finance Party, BE or BET receives, or is deemed to be affected by, notice, whether actual or constructive, of any subsequent charge or other interest affecting any Security Asset and/or the proceeds of sale of any Security Asset, the Finance Party or, as the case may be, BE or BET may open a new account with the Chargor. If the Finance Party or, as the case may be, BE or BET does not open a new account, it shall nevertheless be treated as if it had done so at the time when it received or was deemed to have received notice. As from that time all payments made to the Finance Party or, as the case may be, BE or BET will be credited or be treated as having been credited to the new account and will not operate to reduce any amount for which this Debenture is security.

18.6	Time deposits

Without prejudice to any right of set-off any Finance Party may have under any other Finance Document or otherwise, if any time deposit matures on any account the Chargor has with any Finance Party at a time within the Security Period when:

(a)	this security has become enforceable; and

(b)	no amount of the Secured Senior Liabilities is due and payable,

that time deposit shall automatically be renewed for any further maturity which that Finance Party considers appropriate.

18.7	Notice of assignment

This Debenture constitutes notice in writing to the Chargor of any charge or assignment of a debt owed by the Chargor to any other member of the Group contained in any other Security Document.

18.8	H.M. Land Registry

The Chargor applies to the Chief Land Registrar for a restriction in the following terms to be entered on the Register of Title relating to any Mortgaged Property registered at H.M. Land Registry and against which this Debenture may be noted:

“Except under an order of the Registrar, no disposition or dealing by the proprietor of the land is to registered without the consent of the proprietor for the time being of the Debenture dated [            ], 2000 between Eggborough Power Limited, British Energy Plc, British Energy Power and Energy Trading Limited and Barclays Bank PLC”.

19.	RELEASE

Upon the expiry of the Security Period (but not otherwise), the Finance Parties or, as the case may be, BE or BET shall, at the request and cost of the Chargor, take whatever action is necessary to release the Security Assets from the security constituted by this Debenture.

20.	GOVERNING LAW

This Debenture is governed by English law.

This Debenture has been entered into as a deed on the date stated at the beginning of this Debenture.

SCHEDULE 1

REAL PROPERTY

The freehold land and buildings known as Eggborough Power Station, Eggborough, Goole, North Yorkshire, comprised in a transfer dated 20 February 2000 made between (1) National Power Plc and (2) the Chargor (then known as Boron Limited), the title to which is in course of registration at H M Land Registry with Title Number NYK 233369.

The freehold land comprising Gale Common, North Yorkshire, comprised in a transfer dated 3 March 2000 made between (1) National Power Plc and (2) the Chargor (then known as Boron Limited), the title to which is in course of registration at H M Land Registry with Title Numbers NYK 234230 and NYK 67029.

SCHEDULE 2

SPECIFIC PATENTS AND TRADEMARKS

SCHEDULE 3

RELEVANT AGREEMENTS

(1)	the Capacity and Tolling Agreement;

(2)	the CTA Guarantee;

(3)	the agreement dated 15 November 1999 between National Power Plc and the Chargor for the sale of the business relating to the Eggborough Power Station by National Power Plc to the Chargor.

(4)	the Pooling and Settlement Agreement;

(5)	the Ancillary Services Agreement;

(6)	the Air Gas Production Connection Agreement;

(7)	the Air Gas Production Electricity Supply Agreement;

(8)	the Air Gas Production On-Site Supply Agreement;

(9)	the Saint Gobain Electricity Supply Agreement;

(10)	the Saint Gobain Connection Agreement;

(11)	the Ash Marketing Agreement;

(12)	the Insurances in respect of business interruption or loss of availability;

(13)	the Master Connection and Use of System Agreement;

(14)	the Intercompany Loan Agreement;

(15)	the Saint Gobain UK Parent Guarantee;

(16)	the ISDA Master Agreement dated as of 6th October, 2000 between the Borrower and Barclays Bank PLC and the schedule thereto and all confirmations thereunder;

(17)	the Service Contract;

(18)	the Hedging Agreement entered into now or at any time in the future; and

(19)	the Gale Common Sharing Agreement

(in each case including any supplements, amendments or replacements thereof).

SCHEDULE 4

FORM OF LETTERS TO THE ACCOUNT BANK

PART I

FORM OF NOTICE TO THE ACCOUNT BANK

[On the letterhead of the Chargor]

To:        [Account Bank]

[DATE]

Dear Sirs,

Debenture (“Debenture”) dated [            ] between Eggborough Power Limited, British Energy Plc, British Energy Power and Energy Trading Limited and Barclays Bank PLC

This letter constitutes notice to you that, by the Debenture (a copy of which is attached), we have charged (by way of first and second fixed charges) to Barclays Bank PLC (the “Security Trustee”) [all moneys standing to the credit of any account maintained by us with you (other than the Revenue Account)] [the Revenue Account] (the “Accounts”) and the debts represented by them.

We irrevocably instruct and authorise you to:

(a)	(i) disclose to the Security Trustee on request to you by the Security Trustee any information relating to any Account maintained with you; and

(ii) comply with the terms of any written notice or instructions relating to the Debenture or moneys standing to the credit of any Accounts maintained with you and the debts represented by them, received by you from the Security Trustee, without any reference to or further authority from us and without any enquiry by you as to the justification for the disclosure or, as the case may be, validity of the notice or instructions;

(b)	hold all sums from time to time standing to the credit of any Account maintained with you to the order of the Security Trustee; and

(c)	pay or release all or any part of the moneys standing to the credit of the Accounts maintained with you in accordance with the written instructions of the Security Trustee.

We are not permitted to withdraw any amount from any of the Accounts maintained with you without the prior written consent of the Security Trustee.

The instructions in this letter may not be revoked or amended without the prior written consent of the Security Trustee.

This letter is governed by English law.

Please confirm your agreement to the above by sending the attached acknowledgement to the Security Trustee with a copy to ourselves.

Yours faithfully,

(Authorised Signatory)
Eggborough Power Limited

PART II

FORM OF ACKNOWLEDGEMENT OF THE ACCOUNT BANK

[On the letterhead of the Account Bank]

To:	Barclays Bank PLC
as Security Trustee for the Finance Parties (as defined in the Debenture), British Energy Plc and British Energy Power and Energy Trading Limited

[DATE]

Dear Sirs,

Debenture (“Debenture”) dated [            ] between Eggborough Power Limited, British Energy Plc, British Energy Power and Energy Trading Limited and Barclays Bank PLC

We confirm receipt from Eggborough Power Limited (the “Company”) of a notice dated [                    ] of a charge upon the terms of the Debenture over all moneys standing to the credit of [any of the Company’s accounts with us (other than the Revenue Account)] [the Revenue Account] (the “Accounts”) and the debts represented by them.

We confirm that we:

(a)	accept the instructions contained in the notice and undertake to comply with the notice;

(b)	have not received notice of the interest of any third party in any of the Accounts maintained with us;

(c)	have neither claimed or exercised nor will claim or exercise any security interest, set-off, counter-claim or other right in respect of any of the Accounts maintained with us, the moneys in those Accounts or the debts represented by them; and

(d)	shall not permit any amount to be withdrawn from any of the Accounts maintained with us without your prior written consent.

The Accounts maintained with us are:

[Specify accounts and account numbers]

This letter is governed by English law.

Yours faithfully,

(Authorised signatory)
[Account Bank]

PART III

FORM OF LETTER FROM THE SECURITY TRUSTEE TO THE ACCOUNT BANK

[On the letterhead of the Security Trustee]

To:        [Account Bank]

[DATE]

Dear Sirs,

We refer to:

(a)	the notice to you dated [ ] from Eggborough Power Limited (the “Company”) concerning the accounts (the “Accounts”) of the Company with you [(other than the Revenue Account)];

(b)	the Debenture dated [ ] (the “Debenture”) between the Company, British Energy Plc, British Energy Power and Energy Trading Limited and Barclays Bank PLC; and

(c)	the acknowledgement dated [ ] issued by you to [ ] in response to the notice.

We confirm that we consent to the following transactions in relation to the Accounts [in accordance with the terms of your mandate from the Company so far as those terms are not inconsistent with this letter]:

(i)	you may collect and pay to the credit of any Account, the proceeds of credits for the account of the Company;

(ii)	you may make payments to third parties or to other Accounts in the name of the Company on the instructions of the Company and debit the amounts involved to any Account;

(iii)	you may debit to any Account amounts due to you by the Company; and

(iv)	in order to enable you to make available net overdraft facilities on the Accounts, you may set-off debit balances on any of the following Accounts against credit balances on any of the following Accounts;

(iv)	you may make such withdrawals and transfers on behalf of the Company as permitted by the Accounts Agreement.

[Specify accounts and account numbers]

The consents in this letter will remain in effect until you receive notice from us withdrawing any or all of them. In this event they shall be withdrawn to the extent stated in the notice.

If the consent referred to in paragraph (a)(iv) above is withdrawn, you may immediately set off debit balances and credit balances on the Accounts existing immediately prior to the receipt by you of the notice.

This letter is governed by English law.

Please acknowledge receipt of this letter by signing and returning to us the enclosed copy of this letter.

Yours faithfully,

(Authorised signatory)
Barclays Bank PLC

Receipt acknowledged

(Authorised signatory)
[Account Bank]

SCHEDULE 5

FORMS OF NOTICE OF ASSIGNMENT

PART I

FORM OF NOTICE OF ASSIGNMENT TO INSURER(S)

[Note: A separate notice of assignment must be sent to, and acknowledged by, each Insurer where there is more than one.]

To: [Name and address of Insurer]	[Date: , ]

Dear Sirs,

Notice of Assignment and instructions

Re: Insurance Policy [                    ] (the “Insurance”)

Eggborough Power Limited (the “Assignor”) HEREBY GIVES NOTICE (this “Notice”) that by a debenture (the “Debenture”) originally dated [            ], 2000, between Eggborough Power Limited, British Energy Plc and British Energy Power and Energy Trading Limited and Barclays Bank PLC as security trustee (the “Security Trustee”), a copy of which is attached hereto, the Assignor has assigned by way of security to the Security Trustee all of the Assignor’s present and future rights under and in respect of the Assigned Insurances and its present and future rights, title and interest in the Insurance Proceeds (but not, for the avoidance of doubt, in the contracts comprising the Assigned Insurances themselves) (the “Assigned Property”). The assignments under the Debenture extend to (but are not limited to) the Assignor’s rights under the above policy issued by you.

Capitalised terms shall bear the same meaning in this Notice as in the Debenture.

Please note that:

(i)	only the Security Trustee may agree to waive any right vested in the Assignor under the Insurance;

(ii)	the terms and conditions of the Insurance may not be amended in any manner without the prior agreement of the Security Trustee;

(iii)	you are authorised to disclose to the Security Trustee on request any information relating to the Assigned Property or any claim under it to which the Assignor is entitled as an insured party;

(iv)	the Security Trustee (or any person appointed by the Security Trustee as its agent or delegate) has been irrevocably appointed by the Assignor as its attorney to do all things which the Assignor could do in relation to the Assigned Insurances after the occurrence of an Event of Default, and you are requested to follow any instruction properly given to you by such attorney after such an Event of Default has occurred. In the event of a conflict in your instructions, those given by the Security Trustee (or any other attorney appointed by us under the Debenture) shall prevail;

(v)	any notice given by you under or in respect of the Insurance should be sent to the Security Trustee at the address given below (or to such other address as the Security Trustee may notify to you from time to time) with a copy to the Assignor;

(vi)	the Security Trustee has assumed no obligation to you under or in respect of the Insurance and the Assignor continues to be responsible to you for the performance of its obligations hereunder;

(vii)	these instructions may not be varied, except with the written consent of the Security Trustee.

Please acknowledge receipt of this Notice and the Debenture by (i) countersigning and returning to the Security Trustee a copy of this Notice and sending a duplicate of your acknowledgement to us at [Address], (ii) endorsing a copy of this notice of assignment on the above referred to policy issued by you, and (iii) confirming that you have not received notice of any other assignment of any interest in the Insurances.

This Notice is governed by English law.

Eggborough Power Limited

c.c. Barclays Bank PLC

PART II

FORM OF ACKNOWLEDGEMENT FROM INSURER

To:	Barclays Bank PLC
as Security Trustee for the Finance Parties
(as defined in the Debenture dated [ ], 2000
granted to it by, the company
named as chargor in the Debenture),
British Energy Plc and British Energy Power and Trading Limited

Dear Sirs,

Re: Insurance Policy No:[            ] (the “Policy”) and notice of assignment dated [            ] (the “Notice”)

We acknowledge receipt of the attached Notice and, insofar as may be required, we consent to the assignment to which the Notice refers. We agree to follow the instructions to us contained in that notice and confirm that we have endorsed a copy of the Notice on the Policy.

We confirm that (i) the policy to which this notice refers is in full force and effect, (ii) that we are not aware of breach by the Assignor of the Policy or of any duty owed to us in respect thereof, (iii) that we have not received any other notice of assignment relating to the Policy and (iv) we will make payments due under or in respect of the Policy as provided therein.

For and on behalf of [the Insurer]	Date: ,[2000]

PART III

FORM OF NOTICE OF ASSIGNMENT IN RESPECT OF RELEVANT AGREEMENTS

(OTHER THAN POOLING AND SETTLEMENT AGREEMENT)

To:        [Relevant party]

[Date]

Dear Sirs,

We hereby give you notice that, by a first priority Debenture dated [    ], 2000 (the “Debenture”), made by, Eggborough Power Limited (the “Chargor”) in favour of British Energy Plc (“BE”), British Energy Power and Energy Trading Limited (“BET”) and Barclays Bank PLC (the “Security Trustee”) as agent and trustee for the Finance Parties referred to in the Debenture, BE and BET there has been assigned by the Chargor to the Security Trustee as first and subsequent priority mortgagee and assignee all the Chargor’s rights, title and interest in and to [insert details of Relevant Agreement] (the “Agreement”), and to the extent (if any) not effectively so assigned, there has been granted to the Security Trustee (as agent and trustee as aforesaid) a fixed charge over all of the Chargor’s rights and benefits under the Agreement.

On behalf of the Chargor, we hereby irrevocably instruct and authorise you:

(a)	to disclose to the Security Trustee with a copy to the Chargor and without any further authority from the Chargor and without any enquiry by you as to the justification for such disclosure, such information relating to the Agreement as the Security Trustee may at any time and from time to time request;

(b)	to pay all monies payable by you to the Chargor pursuant to the Agreement to the Chargor’s account with The Royal Bank of Scotland Plc [in the case of Excepted Relevant Agreements) (the Revenue Account, Account No. 20437948 / [in the case of other Relevant Agreements) (the Operating Account, Account No. 0821543) unless and until you receive notice from the Security Trustee to the contrary, in which event you should make all future payments as directed by the Security Trustee. This authority and instruction is irrevocable without the prior written consent of the Security Trustee; and

(c)	to comply with the terms of any written notice or instructions in any way relating to, or purporting to relate to, the Debenture, the sums payable to the Chargor from time to time under the Agreement or the debts represented thereby which you receive at any time from the Security Trustee without any reference to or further authority from the Chargor and without any enquiry by you as to the justification for or validity of such notice or instruction.

Notwithstanding the assignment referred to above or the making of any payment by you to the Security Trustee pursuant to it, the Chargor shall remain liable under the Agreement to perform all the obligations assumed by it thereunder and neither the Security Trustee nor any receiver nor any delegate appointed by it shall be at any time under any obligation or liability to you under or in respect of the Agreement.

Please also acknowledge receipt of this letter and confirm that you will pay all sums due under the Agreement as directed herein and comply with the other provisions of this letter by signing the acknowledgement attached to this Notice of Assignment and returning the duplicate copy to [insert name and address of Security Trustee], thereby giving to the Security Trustee for the Finance Parties and BE the further undertakings therein set out.

Please note that these instructions are not to be revoked or amended without the prior written consent of the Security Trustee.

This letter shall be governed by and construed in accordance with English law.

Yours faithfully,

For and on behalf of
Eggborough Power Limited
Enc.

c.c. Barclays Bank PLC

PART IV

FORM OF ACKNOWLEDGEMENT OF [RELEVANT PARTY]

To:	Barclays Bank PLC
as Security Trustee
for the Finance Parties
(as defined in the Debenture
dated [ ], 2000 granted
to it by the Chargor), British Energy Plc
and British Energy Power and Trading Limited.

Dear Sirs,

We confirm receipt from Eggborough Power Limited (the “Chargor”) of a notice dated [            ] (the “Notice”) of a charge upon the terms of a Debenture dated [            ], 2000 over all of the Chargor’s rights, title and interest in and to [insert details of Relevant Agreement] (the “Agreement”).

We confirm that:

(i)	we accept the instructions and authorisations contained in the Notice and we undertake to pay all sums hereafter to become due to the Chargor in respect of the Agreement as directed in that Notice and otherwise to act in accordance with and comply with the terms of the Notice;

(ii)	we have not received notice of the interest of any third party in or to the Agreement; and

(iii)	we shall not permit any sums to be paid to the Chargor or any other persons under or pursuant to the Agreement without your prior written consent save in accordance with the Notice, and in particular with paragraph (b) thereof.

This letter shall be governed by and construed in accordance with English law.

Yours faithfully,

On behalf of
[Relevant party]

c.c. [Eggborough Power Limited]

PART V

FORM OF NOTICE OF ASSIGNMENT IN RESPECT OF

SETTLEMENT ARRANGEMENTS

(AS DEFINED IN THE POOLING AND SETTLEMENT AGREEMENT)

To:        [Pool Funds Administrator]

[Date]

Dear Sirs,

We hereby give you notice that, by a first priority Debenture dated [    ], 2000 (the “Debenture”), made by Eggborough Power Limited (the “Chargor”) in favour of British Energy Plc (“BE”), British Energy Power and Energy Trading Limited (“BET”) and Barclays Bank PLC (the “Security Trustee”) as agent and trustee for itself and the Finance Parties referred to in the Debenture, BET and BE there has been assigned by the Chargor to the Security Trustee as first and subsequent priority mortgagee and assignee all the Chargor’s rights over the receivables arising under the Settlement Arrangements (as defined in the Pooling and Settlement Agreement dated [            ] (the “Pooling and Settlement Agreement”)).

On behalf of the Chargor, we hereby instruct and authorise you:

(a)	to disclose to the Security Trustee with a copy to the Chargor and without any further authority from the Chargor and without any enquiry by you as to the justification for such disclosure, such information relating to the Pooling and Settlement Agreement as the Security Trustee may at any time and from time to time request;

(b)	to pay all monies payable by you to the Chargor pursuant to the Pooling and Settlement Agreement to the Chargor’s account with The Royal Bank of Scotland Plc (the Revenue Account, Account No. 20437948) unless and until you receive notice from the Security Trustee to the contrary, in which event you should make all future payments as directed by the Security Trustee. This authority and instruction is irrevocable without the prior written consent of the Security Trustee; and

(c)	to comply with the terms of any written notice or instructions in any way relating to, or purporting to relate to, the Debenture, the sums payable to the Chargor from time to time under the Pooling and Settlement Agreement or the debts represented thereby which you receive at any time from the Security Trustee without any reference to or further authority from the Chargors or any of them and without any enquiry by you as to the justification for or validity of such notice or instruction.

Notwithstanding the assignment referred to above or the making of any payment by you to the Security Trustee pursuant to it, the Chargor shall remain liable under the Pooling and Settlement Agreement to perform all the obligations assumed by them thereunder and neither the Security Trustee nor any receiver nor any delegate appointed by them shall be at any time under any obligation or liability to you under or in respect of the Pooling and Settlement Agreement.

Please also acknowledge receipt of this letter and confirm that you will pay all sums due under the Pooling and Settlement Agreement as directed herein and comply with the other provisions of this letter by signing the acknowledgement attached to this Notice of Assignment and returning the duplicate copy to [insert name and address of Security Trustee].

Please note that these instructions are not to be revoked or amended without the prior written consent of the Security Trustee.

This letter shall be governed by and construed in accordance with English law.

Yours faithfully,

Eggborough Power Limited

Enc.

c.c. Barclays Bank PLC

PART VI

FORM OF ACKNOWLEDGEMENT OF POOL FUNDS ADMINISTRATOR

To:	Barclays Bank PLC
as Security Trustee
for the Finance Parties
(as defined in the Debenture
dated [ ], 2000 granted
to it by the Chargor), British Energy Plc
and British Energy Power and Energy Trading Limited

Dear Sirs,

We confirm receipt from Eggborough Power Limited (the “Chargor”) of a notice dated [            ] (the “Notice”) of a charge upon the terms of a Debenture dated as [            ], 2000 over all the Chargors’ rights over the receivables arising under the Settlement Arrangements (as defined in the Pooling and Settlement Agreement dated [            ] (the “Pooling and Settlement Agreement “)).

We confirm that:

(i)	we accept the instructions and authorisations contained in the Notice and we undertake to pay all sums hereafter to become due to the Chargors in respect of the Pooling and Settlement Agreement as directed in the Notice and otherwise to act in accordance with and comply with the terms of the Notice;

(ii)	we have not received notice of the interest of any third party in or to the Pooling and Settlement Agreement or over the receivables arising under the Settlement Arrangements (as defined in the Pooling and Settlement Agreement); and

(iii)	we shall not permit any sums to be paid to the Chargor or any other persons under or pursuant to the Pooling and Settlement Agreement without your prior written consent, save in accordance with the Notice, and in particular with paragraph (b) thereof.

This letter shall be governed by and construed in accordance with English law.

Yours faithfully,

On behalf of
Pool Funds Administrator

c.c. Eggborough Power Limited

SIGNATORIES

SIGNED as a deed by GORDON BOYD	)
as attorney for EGGBOROUGH POWER	)
LIMITED in the	)	GORDON BOYD
(as attorney for Eggborough Power Limited)

presence of	)

Witness’s signature:	WILLIAM GREEN

Name:	WILLIAM GREEN

Address:	37A HERVEY ROAD
BLACKHEATH

SIGNED as a deed by GORDON BOYD	)
as attorney for BRITISH ENERGY	)	GORDON BOYD
PLC in the presence of	)	(as attorney for British Energy PLC)

Witness’s signature:	WILLIAM GREEN

Name:	WILLIAM GREEN

Address:	37A HERVEY ROAD
BLACKHEATH

SIGNED as a deed by	)
as attorney for BRITISH ENERGY	)	GORDON BOYD
POWER AND ENERGY TRADING	)	(as attorney for British Energy Power
LIMITED in the presence of	)	and Energy Trading Limited)

Witness’s signature:	WILLIAM GREEN

Name:	WILLIAM GREEN

Address:	37A HERVEY ROAD
BLACKHEATH

The Security Trustee

BARCLAYS BANK PLC

By:	ANDREW VINE